Exhibit 99.1

Evanston Place, Evanston, IL

First Quarter 2022

Earnings Release and Supplemental Schedules

Aimco

CREATING VALUE

Table of Contents

Page
3	Earnings Release
9	Consolidated Statements of Operations
10	Consolidated Balance Sheets
11	Schedule 1 – EBITDAre and Adjusted EBITDAre
12	Schedule 2 – Aimco Leverage and Maturities
13	Schedule 3 – Aimco Portfolio
14	Schedule 4 – Aimco Capital Additions
15	Schedule 5 – Aimco Development and Redevelopment Project Summaries
16	Schedule 6 – Stabilized Operating Properties
17	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
18	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

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Aimco Provides Recent Highlights and First Quarter Financial Results

Denver, Colorado, May 9, 2022 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today first quarter results for 2022 and provided highlights on recent activities.

Wes Powell, Aimco President and Chief Executive Officer, comments: “Aimco had a solid first quarter and I offer my sincere thanks to our dedicated team for delivering strong results across each of our business segments. Our development planning and construction activities remain on track, and newly delivered apartment homes are leasing more quickly and at higher rental rates than originally planned. Our acquisitions team added four million square feet of phased development opportunities to an already deep pipeline, and our national portfolio of stabilized apartment properties remains highly occupied and is realizing strong revenue growth."

Mr. Powell continued, "At Aimco, our experienced local professionals and our disciplined development process have led to more predictable outcomes. We maintain a healthy balance sheet and have plans in place to smooth our debt maturity ladder, and reduce near-term repricing and refunding risk. Our allocation to stabilized apartment properties allows for the relatively frequent repricing of rents, a valuable tool during inflationary periods. Most importantly, while the near-term economic outlook is far from certain, the fundamentals of the country’s housing market put the Aimco platform and strategy in excellent position for long-term success.”

Lynn Stanfield, Aimco Chief Financial Officer, adds: “During the first quarter Aimco’s stabilized properties produced solid year-over-year growth with occupancy at 98.5%, up 90 bps, and net operating income of $24.6 million, up 14.3%. These communities, where approximately 50% of Aimco capital is currently invested, plus the strong Aimco balance sheet, provide stability and support to the investment platform."

Mrs. Stanfield continued, “Also in the first quarter, the successful recapitalization of the initial phase of development at Parkmerced gives us increased confidence that our mezzanine loan, secured by later phases of development at Parkmerced, is adequately collateralized. In April, Aimco made significant progress on its plan to refinance nearly $1 billion of debt, the majority of which comes due in the next two years, and reducing future refinancing risk.”

Financial Results and Recent Highlights

•
Net income attributable to common stockholders per share, on a fully dilutive basis, was $0.05 for the quarter ended March 31, 2022, compared to net income per share of $0.14 for the same period in 2021, due primarily to the change in fair market valuation of Aimco's interest rate options and entity investments.
•
The North Tower at Flamingo Point in Miami Beach, Florida reached stabilized occupancy in April, more than six months ahead of schedule and at rental rates more than 25% ahead of underwriting.
•
Initial demand for fully renovated apartment homes at The Hamilton in Miami, Florida has been strong. Aimco has pre-leased 17 homes in anticipation of initial apartment home deliveries scheduled to occur in the coming months, at rental rates ahead of underwriting.
•
Aimco secured two new development pipeline assets in South Florida with the potential to construct approximately four million square feet of phased, mixed-use developments.
•
First Quarter 2022 Revenue and NOI from Aimco’s Stabilized Operating Properties were up 9.4% and 14.3%, respectively, year over year, with occupancy of 98.5%, up 90 basis points year over year.

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•
Aimco ended the first quarter with $298 million of liquidity, including cash and capacity on its revolving credit facility, net of letters of credit outstanding.
•
Aimco plans to restructure nearly $1 billion of debt, including $534 million of notes payable to AIR, funded with proceeds from (i) long-dated, fixed-rate, non-recourse financing, (ii) the disposition of one stabilized asset, and (iii) the unwind of the initial AIR leases by early 2023.

Value Add, Opportunistic & Alternative Investments:

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s Value Add and Opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

Aimco currently has eight active development and redevelopment projects, located across five U.S. markets, in varying phases of construction and lease-up. These projects remain on track, as measured by project-level budget and schedule, lease-up metrics, and current market valuations. During the first quarter, Aimco invested $65.7 million in development and redevelopment activities. Updates include:

•
At the North Tower of Flamingo Point in Miami Beach, Florida, construction is largely complete and the property is 98% occupied. The property reached stabilized occupancy in April, more than six months ahead of plan and at rental rates more than 25% ahead of underwriting.
•
The Fremont on the Anschutz Medical Campus in Aurora, Colorado was 92% leased as of April 30, 2022, and is expected to reach stabilized occupancy in the third quarter of 2022.
•
Prism in Cambridge, Massachusetts, and 707 Leahy in Redwood City, California, reached stabilized occupancy in the second half of 2021.
•
Pre-leasing began at The Hamilton in Miami, Florida in anticipation of initial apartment home deliveries scheduled to occur in the coming months. As of April 30, 2022, 17 units had been pre-leased at rental rates ahead of underwriting.
•
At Upton Place in Northwest Washington, D.C., construction remains on schedule and on budget. As of April 30, 2022, more than 80% of the 106,000 square feet of planned retail space has been leased to two anchor tenants, more than 18 months ahead of delivery and at terms ahead of underwriting.
•
Construction continues on schedule and on budget at The Benson Hotel and Faculty Club in Aurora, Colorado and at our single-family rental project, Oak Shore, in Corte Madera, California.

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Alternative Investments

Aimco makes alternative investments where it has special knowledge or expertise relevant to the venture and opportunity exists for positive asymmetric outcomes. Aimco’s current alternative investments include a mezzanine loan secured by a stabilized multi-family property with an option to participate in future multi-family development as well as three passive equity investments. Updates include:

•
Aimco’s $346 million mezzanine loan is secured by the Parkmerced stabilized multi-family property plus phases two through nine of the site's future development opportunity. Members of Aimco's borrower also own phase one, which was recently recapitalized by an alternative investment firm with $57 billion under management. The recapitalization provides the borrower with additional liquidity and added capacity to advance capital and service the first priority debt that is senior to the Aimco loan. It is now expected that the neighboring San Francisco State University will return to full in-person learning this fall, increasing the demand for the apartments that serve as collateral for our loan.
•
Aimco funded the remaining $14.2 million of a total commitment of a $50.0 million passive equity investment in IQHQ Inc., a life sciences developer.

Investment Activity

Aimco is focused on development and redevelopment, funded through joint ventures. Aimco will also consider opportunistic investments in related activities. In the first quarter 2022:

•
Aimco’s joint venture with The Kushner Companies closed on the previously announced acquisition of three undeveloped land parcels located in downtown Fort Lauderdale, Florida. The total purchase price for the land was $49 million ($25 million at Aimco’s 51% share) and current zoning allows for the development of approximately three million square feet of multifamily homes and commercial space. The venture is under contract to sell one of the parcels for $18.3 million, nearly double its allocation of the purchase price. The venture expects to close this sale in the third quarter of 2022.
•
Aimco formed a joint venture for the construction of approximately one million square feet of mixed-use development in the Edgewater neighborhood of Miami, Florida. Aimco has a 20% share of the joint venture, which includes the initial contribution of an eighth of an acre of land that Aimco purchased for $1.7 million in January 2022. The development site is situated as the gateway to Aimco’s Edgewater land assemblage and its redevelopment of The Hamilton. Aimco will serve as the development manager for the venture and expects to begin construction in 2023.
•
Aimco entered into a contract to acquire, for $100 million, a nine-acre development site in Fort Lauderdale, Florida. The site is located in the rapidly growing Flagler Village neighborhood and allows for approximately three million square feet of phased, mixed-use development, which could contain up to 1,500 residential units at full build-out. Pursuant to the agreement, Aimco reserved funds for the transaction by placing $70 million of cash and $30 million in letters of credit into escrow. In conjunction with the purchase, Aimco entered into a short-term cancelable operating lease with the seller to obtain the development rights. Aimco plans to form a joint venture or joint ventures to execute the planned development activity.

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Operating Property Results

Aimco owns a diversified portfolio of stabilized apartment communities located in ten major U.S. markets with average rents in line with local market averages. Aimco also owns one commercial office building that is part of an assemblage with an adjacent apartment building.

Aimco’s operating properties produced solid results for the quarter ended March 31, 2022.

	First Quarter
Stabilized Operating Properties	Year-over-Year			Sequential
($ in millions)	2022	2021	Variance	4Q 2021	Variance
Average Daily Occupancy	98.5%	97.6%	0.9%	98.7%	(0.2%)
Revenue, before utility reimbursements	$35.8	$32.7	9.4%	$35.6	0.4%
Expenses, net of utility reimbursements	11.2	11.2	0.1%	10.1	10.9%
Net operating income (NOI)	$24.6	$21.5	14.3%	$25.5	(3.8%)

*Excluded from the table above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

•
Revenue in the first quarter 2022 was $35.8 million, up 9.4% year-over-year, resulting from a $155 increase in average monthly revenue per apartment home to more than $2,000, and a 90-basis point increase in Average Daily Occupancy to 98.5%.
•
New lease rents increased 15.4% and the median annual income of new residents was more than $110,000 in the first quarter 2022.
•
Renewal lease rents increased 14.7% in the first quarter and 62.0% of residents were retained over the past twelve months.
•
Net operating income in the first quarter 2022 was $24.6 million, up 14.3% year-over-year.

1001 Brickell Bay Drive, a waterfront office building in Miami, Florida, is owned as part of a larger assemblage with substantial development potential. At the end of the first quarter 2022, the building was 83% occupied, up from 72% at the same time last year.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including having at all times ample liquidity. As of March 31, 2022, Aimco had access to $298 million, including $109 million of cash on hand, $69 million of restricted cash, and the capacity to borrow up to $120 million on our revolving credit facility.

Aimco’s net leverage as of March 31, 2022, was as follows:

	as of March 31, 2022
Proportionate, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.)
Total non-recourse property debt	$505,684	5.1
Total non-recourse construction loan debt	184,788	2.1
Notes payable to AIR	534,127	1.8
Cash and restricted cash	(177,623)
Net Leverage	$1,046,976

•
Aimco made significant progress on a plan to restructure nearly $1 billion of debt, the majority of which comes due in the next two years, mitigating future refinancing risk. Once complete, Aimco expects its leverage to be primarily non-recourse property level debt either in fixed rate loans or floating with interest rate caps. Components of the plan include:

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o
Aimco has rate-locked $555 million of property level loans with a weighted average term of 9.4 years and a weighted average fixed interest rate, net of monetized swaption proceeds, of 4.37%. Aimco estimates $320 million of proceeds, net of the repayment of existing property debt balances and prepayment penalties.
o
In early May, Aimco sold Pathfinder Village in Fremont, California for $127 million, ~8% more than in Aimco's estimated Net Asset Value calculation published in October 2021. Proceeds, net of the repayment of the existing property debt and transaction related costs, were $70 million.
o
Aimco reached agreement with AIR for the accelerated repayment of $534 million in notes, which carry a rate of 5.2%, prior to their maturity in January 2024. The early payoff is expected to be completed during the third quarter 2022. Aimco expects to incur approximately $24 million in associated spread maintenance costs.
o
Finally, Flamingo Point North Tower reached stabilized occupancy in April, allowing for lease termination and satisfaction of the $150 million construction loan by early 2023.
•
In the first quarter 2022, Aimco’s joint venture in Fort Lauderdale, Florida secured a $40 million loan ($20.4 million Aimco share) to facilitate the previously announced purchase of three land parcels for $49 million ($25 million Aimco share).

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add, opportunistic, and alternative investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

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Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado, and Bethesda, Maryland. Our investment platform is managed by experienced real estate professionals based in four regions of the United States: West Coast, Central and Mountain West, Mid-Atlantic and Northeast, and Southeast. The experience and in-depth local market knowledge of the Aimco team is essential to the execution of our mission and realization of our vision.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Director, Capital Markets and Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to, the statements in this document regarding our 2022 plans and goals, including our 2022 pipeline investments and projects, and our plans to eliminate certain near term debt maturities. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Aimco that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statement. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the 2022 plans and goals may not be completed, as expected, in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of the pipeline investments and projects, and (iii) changes in general economic conditions, including, increases in interest rates and as a result of the COVID-19 pandemic. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2022	2021
REVENUES:
Rental and other property revenues	$49,994	$39,804

OPERATING EXPENSES:
Property operating expenses	19,221	16,942
Depreciation and amortization	23,118	20,717
General and administrative expenses [1][2]	9,472	6,311
Total operating expenses	51,811	43,970

Interest expense	(14,601)	(12,677)
Mezzanine investment income, net	8,237	7,467
Unrealized gains (losses) on interest rate options	18,778	25,347
Other expenses, net [3]	(4,541)	363
Income before income taxes	6,056	16,334
Income tax benefit (expense)	4,056	5,100
Net income	10,112	21,434
Net loss (income) attributable to redeemable noncontrolling interests in consolidated real estate partnership	(1,470)	152
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnership	2	(291)
Net loss (income) attributable to common noncontrolling interests in Aimco Operating Partnership	(435)	(1,081)
Net income attributable to Aimco common stockholders	$8,209	$20,214

Net income attributable to common stockholders per share – basic	$0.05	$0.14
Net income attributable to common stockholders per share – diluted	$0.05	$0.14

Weighted-average common shares outstanding – basic	149,790	148,914
Weighted-average common shares outstanding – diluted	150,348	149,046

[1] General and administrative expense includes $1.0 million of expenses to be reimbursed to AIR Communities, per agreement upon separation, for consulting services, with respect to strategic growth, direction, and advice, in the three months ended March 31, 2022 and 2021. This agreement is expected to conclude at year end.

[2] General and administrative expense for the three months ended March 31, 2021 was prior to the full build out of Aimco’s platform and are not representative of Aimco’s anticipated expenses.

[3] The increase in Other expenses, net variance is primarily due to the valuation change at our closely held technology investments funds.

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Consolidated Balance Sheets

(in thousands) (unaudited)

	March 31,	December 31,
	2022	2021
Assets
Buildings and improvements	$1,323,647	$1,257,214
Land	574,434	534,285
Total real estate	1,898,081	1,791,499
Accumulated depreciation	(576,243)	(561,115)
Net real estate	1,321,838	1,230,384
Cash and cash equivalents	109,011	233,374
Restricted cash	68,612	11,208
Mezzanine investments	346,034	337,797
Interest rate options	44,414	25,657
Right-of-use lease assets	522,874	429,768
Other assets, net	181,061	165,913
Total assets	$2,593,844	$2,434,101

Liabilities and Equity
Non-recourse property debt, net	$512,301	$483,137
Construction loans, net	180,562	163,570
Notes payable to AIR	534,127	534,127
Total indebtedness	1,226,990	1,180,834
Deferred tax liabilities	123,641	124,747
Lease liabilities	509,235	435,093
Accrued liabilities and other	114,761	97,400
Total liabilities	1,974,627	1,838,074

Redeemable noncontrolling interests in consolidated real estate partnership	37,232	33,794

Equity:
Common Stock	1,497	1,498
Additional paid-in capital	523,455	521,842
Retained earnings (accumulated deficit)	(14,571)	(22,775)
Total Aimco equity	510,381	500,565
Noncontrolling interests in consolidated real estate partnerships	44,629	35,213
Common noncontrolling interests in Aimco Operating Partnership	26,975	26,455
Total equity	581,985	562,233
Total liabilities and equity	$2,593,844	$2,434,101

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Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended March 31, 2022	Trailing 12 Months Ended March 31, 2022
Net Income	$8,209	$(18,205)
Adjustments:
Interest expense	14,601	54,826
Income tax benefit	(4,056)	(12,526)
Depreciation and amortization	23,118	87,113
Adjustment related to EBITDAre of unconsolidated partnerships	257	878
EBITDAre	$42,129	$112,087
Net Income attributable to redeemable noncontrolling Interests consolidated real estate partnership	(1,470)	(1,713)
Net Income attributable to noncontrolling Interests consolidated real estate partnership	2	(844)
EBITDAre adjustments attributable to noncontrolling interests	(11)	(61)
Mezzanine investment income, net accrued	(8,237)	(31,206)
Unrealized gains (losses) on interest rate options	(18,778)	60
Adjusted EBITDAre [1]	$13,635	$78,322
Annualized Adjusted EBITDAre	$54,540

[1] Adjusted EBITDAre decreased in the first quarter due primarily to the change in valuation of our real estate technology investments and $7.8 million of lower non-recurring fee revenue partially offset with higher property net operating income.

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Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (Years)	Weighted Average Stated Interest Rate
Fixed rate loans payable	$429,238	$5,348	$(173)	$434,413	5.6	3.32%
Floating rate loans payable	86,904	—	(15,633)	71,271	1.8	2.60%
Total non-recourse property debt [1]	$516,142	$5,348	$(15,806)	$505,684	5.1	3.20%

Construction loan debt [1] [2]	184,788	—	—	184,788	2.1	3.74%
Notes payable to AIR [3] [4]	534,127	—	—	534,127	1.8	5.20%
Cash and restricted cash	(177,623)	—	—	(177,623)
Net Leverage	$1,057,434	$5,348	$(15,806)	$1,046,976

Aimco Share Non-Recourse Property and Construction Loan Debt

	Amortization	Maturities [4]		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2022 Q2	$2,296	$—		$2,296	—%	—%
2022 Q3	2,316	—		2,316	—	—
2022 Q4	2,343	—		2,343	—	—
Total 2022	6,955	—		6,955	—	—

2023 Q1	2,370	—		2,370	—	—
2023 Q2	2,379	—		2,379	—	—
2023 Q3	2,400	—		2,400	—	—
2023 Q4	2,427	55,000		57,427	7.97%	1.40%
Total 2023	9,576	55,000		64,576	7.97%	1.40%

2024	7,552	282,999	[5]	290,551	40.99%	3.71%
2025	7,837	—		7,837	—	—
2026	6,653	75,519		82,172	10.94%	3.10%
2027	4,482	89,518		94,000	12.96%	3.57%
2028	3,160	—		3,160	—	—
2029	2,366	30,158		32,524	4.37%	4.08%
2030	2,370	—		2,370	—	—
2031	1,702	104,508		106,210	15.14%	3.20%
Thereafter	117	—		117	—	—
Total Aimco Share	$52,770	$637,702		$690,472

[1] Consolidated total non-recourse property debt and construction loan debt excludes $8.1 million of deferred financing costs.

[2] Aimco’s construction loan debt consists of floating rate loans.

[3] The notes payable to AIR are fixed rate notes.

[4] Debt maturities are presented with the earliest maturity date and do not include contractual extension options. Aimco construction and land loans have extension options of one to two years.

[5] Additionally, in January 2024 the term matures for the $534 million, 5.2% fixed rate, notes payable to AIR.

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

March 31, 2022
Class A Common Stock Outstanding	149,690
Participating unvested restricted stock	2,186
Dilutive options, share equivalents, and non-participating unvested restricted stock	1,003
Total shares and dilutive share equivalents	152,879
Common Partnership Units and equivalents outstanding	8,129
Total shares, units and dilutive share equivalents	161,007

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Supplemental Schedule 3

Aimco Portfolio

(unaudited)

	Number of Properties	Number of Apartment Homes [4]	Aimco Share of Apartment Homes
Consolidated
Stabilized Operating Properties	24	6,067	6,038
Other Real Estate [1]	2	58	58
Development and Redevelopment - Owned	3	965	896
Development and Redevelopment - Land [2]	5	26	26
Development and Redevelopment - Leased	5	889	889
Assets Held for Sale [3]	1	-	-
Total Consolidated	40	8,005	7,907
Unconsolidated	5	142	72
Total Portfolio	45	8,147	7,980

[1] Other Real Estate includes:

•
1001 Brickell Bay Drive, Aimco’s office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida, and
•
Eldridge Townhomes, located adjacent to Elm Creek Apartments in Elmhurst, Illinois, acquired in 3Q 2021.

[2] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado that was acquired in 3Q 2021;
•
two land parcels in Miami, Florida for potential future developments adjacent to The Hamilton which include 26 homes; and
•
two land parcels in Fort Lauderdale, Florida for potential future developments.

[3] Aimco is under contract to sell one of the three land parcels acquired in January by its Fort Lauderdale joint venture with The Kushner Companies. The sale is expected to close in the third quarter of 2022.

[4] Number of apartment homes includes all current apartments and those authorized for development, it does not include office, retail, or hotel units.

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Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

Three Months Ended
March 31, 2022

Capital Replacements and Casualty	$2,826
Property Upgrades	187
Development and Redevelopment [1]	65,694
Total Capital Additions	$68,707

[1] First quarter 2022 total capital additions includes $56 million of Direct Capital Investment, $52 million on active projects and $4 million on projects in planning, and certain other costs capitalized in accordance with GAAP.

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Supplemental Schedule 5

Aimco Active Development and Redevelopment Project Summaries

(dollars in millions) (unaudited)

					Direct Capital Investment
	Location	Number of units approved for development or redevelopment	Leased or Pre-Leased	Leasehold Value	Planned	To-Date	Remaining	Expected / Actual Initial Occupancy [7]	Expected / Actual Stabilized Occupancy [7]	Expected / Actual NOI Stabilization [7][8]
Aimco Owned
The Benson Hotel and Faculty Club	Aurora, CO	106	—	—	$70.0	$39.7	$30.4	1Q 2023	2Q 2025	4Q 2026
Upton Place [1]	Washington, D.C.	689	—	—	260.0	87.3	172.7	4Q 2023	4Q 2025	4Q 2026
The Hamilton [2]	Miami, FL	276	1%	—	95.0	65.1	29.9	2Q 2022	1Q 2023	3Q 2024
Subtotal		1,071		$—	$425.0	$192.1	$233.0

Leased Properties [3]
Flamingo Point North Tower [4]	Miami Beach, FL	366	98%	$240.0	$60.0	$53.7	$6.3	3Q 2021	2Q 2022	4Q 2023
707 Leahy	Redwood City, CA	110	97%	79.1	—	—	—	1Q 2020	3Q 2021	4Q 2022
The Fremont	Aurora, CO	253	90%	89.0	0.3	0.3	—	2Q 2020	3Q 2022	4Q 2023
Prism	Cambridge, MA	136	98%	60.9	4.2	4.2	—	1Q 2021	4Q 2021	4Q 2022
Oak Shore	Corte Madera, CA	24	—	6.1	47.1	8.3	38.8	3Q 2023	2Q 2024	2Q 2025
Subtotal		889		$475.1	$111.6	$66.5	$45.1

Total [5]		1,960		$475.1	$536.6	$258.6	$278.1

Estimated Size of Portfolio in Active Development and Redevelopment [6]				$1,011.7

[1] Planned Direct Capital Investment for Upton Place at Aimco's 90% share is $234 million.
[2] Planned Direct Capital Investment in The Hamilton increased to reflect additional accretive scope. We do not expect stabilized yields to be impacted.
[3] The annualized lease payment for these leased properties is $26 million.
[4] Planned Direct Capital Investment in the North Tower at Flamingo Point decreased, reflecting expected savings as we close out contracts on completed work.
[5] The annualized NOI contribution from Aimco's Development and Redevelopment properties for the three months ended March 31, 2022 was $17.7 million.
[6] Estimated size of portfolio in active development and redevelopment represents the property valuation for leasehold and the planned Direct Capital Investment.
[7] Occupancy timing and stabilization are estimates subject to change.

[8] The weighted average expected stabilized NOI yield on total expected Direct Capital Investment plus Leasehold Value (when applicable) for the developments and redevelopments presented is expected to be 6.3%.

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Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

1Q 2022 v. 1Q 2021			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	1Q 2022	1Q 2021	Growth	1Q 2022	1Q 2021	Growth	1Q 2022	1Q 2021	Growth	1Q 2022	1Q 2022	1Q 2021	1Q 2022	1Q 2021

Central Region	7	1,562	$8,957	$8,248	8.6%	$3,013	$2,978	1.2%	$5,944	$5,270	12.8%	66.4%	98.1%	97.5%	$1,948	$1,805
Northeast	8	2,869	16,006	14,537	10.1%	5,162	5,123	0.8%	10,844	9,414	15.2%	67.7%	98.6%	97.9%	1,886	1,726
Southeast	4	1,047	6,645	5,881	13.0%	1,960	1,980	(1.0%)	4,685	3,901	20.1%	70.5%	98.9%	97.8%	2,138	1,915
West Coast	4	549	4,151	4,008	3.6%	1,039	1,080	(3.8%)	3,112	2,928	6.3%	75.0%	98.5%	96.2%	2,560	2,531

Total	23	6,027	$35,759	$32,674	9.4%	$11,174	$11,161	0.1%	$24,585	$21,513	14.3%	68.8%	98.5%	97.6%	$2,007	$1,852

1Q 2022 v. 4Q 2021			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	1Q 2022	4Q 2021	Growth	1Q 2022	4Q 2021	Growth	1Q 2022	4Q 2021	Growth	1Q 2022	1Q 2022	4Q 2021	1Q 2022	4Q 2021

Central Region	7	1,562	$8,957	$8,963	(0.1%)	$3,013	$2,519	19.6%	$5,944	$6,444	(7.8%)	66.4%	98.1%	98.9%	$1,948	$1,934
Northeast	8	2,869	16,006	15,991	0.1%	5,162	4,798	7.6%	10,844	11,193	(3.1%)	67.7%	98.6%	98.8%	1,886	1,881
Southeast	4	1,047	6,645	6,555	1.4%	1,960	1,721	13.9%	4,685	4,834	(3.1%)	70.5%	98.9%	99.0%	2,138	2,109
West Coast	4	549	4,151	4,115	0.9%	1,039	1,042	(0.3%)	3,112	3,073	1.3%	75.0%	98.5%	97.2%	2,560	2,569

Total	23	6,027	$35,759	$35,624	0.4%	$11,174	$10,080	10.9%	$24,585	$25,544	(3.8%)	68.8%	98.5%	98.7%	$2,007	$1,996

Excluded from the tables above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

[1] First quarter 2022 expenses, net of utility reimbursements, benefited from $0.2 million lower expense due to non-recurring items.

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Supplemental Schedule 7

Acquisitions, Dispositions, and Leased Communities

(dollars in millions) (unaudited)

As of March 31, 2022

2022 Acquisitions
Land Acquisitions	Location	Purchase Price	Acres	Closing Date
Broward Land	Fort Lauderdale, FL	$49.0	$4.2	January 2022
34th and Biscayne Blvd	Miami, FL	1.7	0.1	January 2022
Total Land Acquisitions		$50.7	4.3

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Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.6% of the legal interest in the common partnership units of the Aimco OP and 95.0% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•
adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

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ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests,
•
the amount of unrealized gains recognized by Aimco on its interest rate options, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry, and
•
the amount of interest income recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments that was accrued but not paid during the quarter.

FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments includes the $275 million mezzanine loan, and associated accrued interest, made by Aimco to a partnership owning Parkmerced Apartments, located in southwest San Francisco. For more information regarding this investment see Aimco’s SEC Form 10-K filed for the period ended December 31, 2021.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other

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property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	March 31, 2022		March 31, 2021
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$49,994	$19,221	$39,804	$16,942

Adjustment: Utilities reimbursement	(1,791)	(1,791)	(1,561)	(1,561)

Adjustment: Non-stabilized and other amounts not allocated [2]	(12,444)	(6,256)	(5,569)	(4,220)

Total Stabilized Operating (per Schedule 6)	$35,759	$11,174	$32,674	$11,161

[1] Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2021 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building.

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